EXHIBIT 99.1



                       JR BOTHE & ASSOCIATES
    Strategic Business Consulting & Financial Public Relations


JR BOTHE & ASSOCIATES                         CONTACT: Jack Bothe
2140 Professional Dr., Suite 200                     800.261.8552
Roseville, CA 95661

OPHTHALMIC IMAGING SYSTEMS                  FOR IMMEDIATE RELEASE
221 Lathrop Way, Suite I
Sacramento, CA 95815


               Ophthalmic Imaging Systems Announces
                        Delisting by Nasdaq


SACRAMENTO, Calif., June 1, 1998 - Ophthalmic Imaging Systems (OIS) today announced that the Company's common stock is no longer listed on The Nasdaq SmallCap Market. The Company's shares are now traded on the OTC-Bulletin Board under the symbol OISI.

As previously reported, OIS had been granted a temporary exception from one of The Nasdaq SmallCap Market requirements, which exception expired on May 20, 1998. The Company does not currently intend to seek re-listing pending the exchange offer previously announced by Premier Laser Systems, Inc. (PLSIA) and OIS. Spokespersons from PLSIA and OIS confirmed that they are continuing to work towards consummation of the transaction although certain conditions to closing remain.


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